Exhibit (n)(1)

CASH RESERVE FUND, INC.
AMENDED AND RESTATED
MULTI-DISTRIBUTION SYSTEM PLAN

WHEREAS, Cash Reserve Fund, Inc. (the “Fund”), which is amending and restating this Multi-Distribution System Plan on behalf of Prime Series (the “Series”), is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, Deutsche Investment Management Americas Inc. (“DIMA”) serves as investment adviser and DWS Investments Distributors, Inc. (“DIDI”) serves as principal underwriter for the Fund;

WHEREAS, the Fund has established an Amended and Restated Multi-Distribution System enabling the Series, as more fully reflected in its prospectuses, to offer investors the option of purchasing shares of the Series with one or more of the following classes of shares: (a) with a Rule 12b-1 plan providing for a service fee of not more than 0.15% of average daily net assets and no administrative services fee (“Managed Shares”); (b) solely to eligible institutions and other eligible investors, without a front-end sales load, a CDSC, or a Rule 12b-1 plan providing for a distribution fee or a service fee (“Prime Institutional Shares”); and (c) with a 12b-1 Plan providing for a distribution fee and with a service fee (“Prime Shares”);

WHEREAS, a Fund or a Series may offer or issue some or all of the classes listed above;

WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges;

NOW, THEREFORE, the Fund, wishing to issue multiple classes of shares in accordance with Rule 18f-3 under the 1940 Act, hereby adopts this Amended and Restated Multi-Distribution System Plan, as follows, on behalf of the Series:

1.           Each class of shares will represent interests in the same portfolio of investments of the Series, and be identical in all respects to each other class, except as set forth below.  The only differences among the various classes of shares of the Series will relate solely to: (a) different distribution fee payments or service fee payments associated with any Rule 12b-1 Plan for a particular class of shares and any other costs relating to implementing or amending such Rule 12b-1 Plan (including obtaining shareholder approval of such Rule 12b-1 Plan or any amendment thereto), which will be borne solely by shareholders of such class; (b) different service fee payments associated with a service plan for a specific class and any other costs relating to implementing or amending such service plan; (c) different account minimums; (d) the bearing by each class of its Class Expenses, as defined in Section 2(b) below; (e) the voting rights related to any Rule 12b-1 Plan affecting a specific class of shares; (f) separate exchange privileges; (g) different conversion features; and (h) different class names and designations.

2.           (a)  The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of the Series shall be allocated to each share of the

 Series, on the basis of its net asset value relative to the net asset value of the Series pursuant to Rule 18f-3(c)(2)(ii) of the 1940 Act.  Expenses to be so allocated include expenses of the Fund that are not specifically attributable to the Series (or any other series of the Fund), which shall first be allocated among the series of the Fund based upon their relative aggregate net assets (“Fund Expenses”) and expenses of the Series not attributable to a particular class of the Series  (“Series Expenses”) to the extent that such expenses are not paid by DIMA pursuant to the Administrative Services Agreement, as in effect from time to time, between DIMA and the Fund (including any subsequent amendments thereto) (the “Administrative Services Agreement).  Fund Expenses may include, but are not limited to, Board Members’ fees and certain legal fees.  Series Expenses include, but are not limited to, the Administrative Fee under the Administrative Services Agreement, advisory fees and other expenses relating to the management of the Series’ assets.

(b)  Expenses attributable to one or more particular classes, which are allocated on the basis of the amount incurred on behalf of each class (“Class Expenses”), will include the following types of expenses to the extent that such expense is not paid by DIMA under the Administrative Services Agreement and to the extent that such expense is attributable to a specific class: (a) transfer agent fees attributable to a specific class; (b) any distribution fees or service fees associated with any Rule 12b-1 Plan for a specific class and any other costs relating to implementing or amending such Rule 12b-1 Plan (including obtaining shareholder approval of such Rule 12b-1 Plan or any amendment thereto); (c) sub-recordkeeping fees (including omnibus recordkeeping fees) attributable to a specific class; (d) service fees associated with a service plan for a specific class and any other costs relating to implementing or amending such service plan; (e) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of the Series; (f) registration fees (other than state filing fees imposed on a Fund-wide basis and Securities and Exchange Commission registration fees); (g) the expense of administrative personnel and services as required to support the shareholders of a specific class; (h) litigation or other legal expenses and audit or other accounting expenses relating to a specific class; (i) Board Members’ fees incurred as a result of issues relating to a specific class; and (j) shareholder or Board Members’ meeting costs that relate to a specific class.  All expenses described in clauses (a) through (j) of this paragraph may be allocated as Class Expenses, but only if the Fund’s President and Treasurer have determined, subject to review by the Fund’s Board of Directors, which expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

In the event that a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Fund Expense or Series Expense, and in the event a Fund Expense or Series Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval (or ratification) by the Board of Directors.

Any changes in the categories of expenses that will be allocated as Class Expenses shall be submitted for approval (or ratification) by the Board of Directors, including a majority of the Board Members who are not “interested persons” of the Fund or Series, as defined in the 1940 Act (the “Independent Board Members”).  Any changes to such expense allocation shall be set forth in a schedule as amended from time to time and approved (or ratified) by the Board of Directors, including a majority of the Independent Board Members, which schedule shall form a part of this Plan.

3.           Any conversion of shares of one class to shares of another class is subject to the continuing availability of a ruling of the Internal Revenue Service or an opinion of counsel to the effect that the conversion of shares should not constitute a taxable event under federal income tax law.  Any such conversion may be suspended if such a ruling or opinion is no longer available.

4.           To the extent exchanges are permitted, shares of any class of the Series will be exchangeable with shares of the same class of another series or with shares of a different class of the Series (provided that the shareholder requesting the intra-Series exchange meets the eligibility requirements of the class into which such shareholder seeks to exchange, subject to the discretion of DIDI).  Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act.

5.           Dividends paid by the Series as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that any distribution fees, service fees, shareholder servicing fees and Class Expenses allocated to a class will be borne exclusively by that class.

6.           Any distribution arrangement of the Fund, including distribution fees, front-end sales loads and CDSCs, will comply with Section 2830 of the NASD Rules of the Financial Industry Regulatory Authority, Inc.

7.           All material amendments to this Plan must be approved by a majority of the members of the Fund’s Board, including a majority of the Independent Board Members.

The Board of Directors, including a majority of the Independent Board Members, has approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and the Series and of the Fund.  Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

Dated:  January 18, 2011

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